Exhibit 99.1

Circuit City Stores, Inc. Provides Update on Liquidity and Announces Store Closing Plan

- Company Plans to Close 155 Stores, Further Reduce New Store Openings and Renegotiate Certain Leases -

- Company Announces Ongoing Evaluation of Additional Cost Reduction Initiatives and Is Considering All Options and Alternatives to Restructure its Business -

Richmond, Va., November 3, 2008 - Circuit City Stores, Inc. (NYSE:CC) today provided an update on its liquidity position and its previously announced ongoing comprehensive business review.  Due in part to its deteriorating liquidity position and the continued weak macroeconomic environment, the company has decided to take certain restructuring actions immediately, including closing 155 domestic segment stores, reducing future store openings and aggressively renegotiating certain leases.  The company also is considering all available options and alternatives to restructure its business.

Business and Liquidity Update
Over the past several weeks, a number of factors have impacted severely the company’s liquidity position.  These factors include the following:

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Waning consumer confidence and a significantly weakened retail environment have impacted negatively the company’s sales and gross profit margin rate to a greater degree than management had anticipated previously.

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Following the company’s second quarter results announcement, the company’s liquidity position and the sharply worsened overall economic environment led some of Circuit City’s vendors to take restrictive actions with respect to payment terms and the credit they make available to the company.  Additionally, the recent disruption in the financial markets has contributed to certain of the company’s vendors experiencing insurmountable challenges with obtaining credit insurance for the company’s purchases.  As a result of this and other considerations, certain of the company’s vendors have set more restrictive payment terms than in previous quarters, including in some cases requiring payment before shipment.  Vendors also have limited the credit available to the company for purchases, including in some cases not providing customary increases in credit lines for holiday purchases.  While management is working diligently to secure the support of its vendors and believes it has maintained good relationships with these important partners, the current mix of terms and credit availability is becoming unmanageable for the company.

•	To date, the company has been unable to collect an income tax refund of approximately $80 million that the company believes it is owed from the federal government.

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Due primarily to the weakened economic environment and its potential impact on the timing of sales of the company’s inventory and costs and expenses associated with such sales, a recent third-party appraisal conducted for the company’s asset-based credit facility resulted in a reduction of the estimated net orderly liquidation value of the company’s inventory.  This valuation adjustment was made despite the mix of merchandise remaining consistent with the previous appraisal in November 2007.  This reduction has led to a lower borrowing base and reduced availability for the current period compared with what the company had expected previously.

James A. Marcum, vice chairman and acting president and chief executive officer of Circuit City Stores, Inc. said, “Since late September, unprecedented events have occurred in the financial and consumer markets causing macroeconomic trends to worsen sharply.  The weakened environment has resulted in a slowdown of consumer spending, further impacting our business as well as the business of our vendors.  The combination of these trends has strained severely our working capital and liquidity, and so we are making a number of difficult, but necessary, decisions to address the company’s financial situation as quickly as possible.”

Domestic Segment Real Estate Actions
As a result of the company’s ongoing asset productivity assessment and working capital situation, the company has determined to take the following initial actions with respect to its domestic segment real estate portfolio and strategy:

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Close 155 stores and exit certain markets:  Circuit City plans to close 155 stores that are underperforming or are no longer a strategic fit for the company.  The stores identified for closure are located in 55 U.S. media markets, of which Circuit City will exit 12 U.S. media markets.

The list of closing stores can be found by visiting the company’s investor information home page at http://investor.circuitcity.com and clicking the link regarding today’s announcements.  The company expects that impacted stores will not open on Tuesday, November 4, and the store closing sales will begin on Wednesday, November 5.  The company expects the sales to be completed no later than calendar year end.

For fiscal 2008, the stores that are being closed generated in total approximately $1.4 billion in net sales.  When results were viewed at the individual comparable store level, the closing stores, as compared to the stores remaining open, on average had lower net sales, a lower close rate and a lower gross profit margin rate.  The stores, on average, were also unprofitable when marketing expenses were allocated to the individual store-level results.

Circuit City will continue to honor its customer commitments and serve its guests through 566 stores in 153 U.S. media markets, via its Web site at www.circuitcity.com and via phone at 1-800-THE-CITY (1-800-843-2489).  During this transitional period, Circuit City is executing a plan to minimize disruption to the operations of stores that are remaining open.  No international segment stores are closing as a result of the real estate plans announced today.

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Further reduce new store openings:  The company has revised its store opening plans for the current fiscal year and will not open at least 10 locations that were previously expected to be opened.  The company still expects to open up to two incremental stores during the remainder of fiscal 2009.  As previously announced, other than existing commitments, management intends to suspend store openings beginning in fiscal 2010.

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Renegotiate certain existing leases:  Circuit City intends to begin immediately renegotiating certain of its existing leases with the goal of significantly lowering rents.  In some cases, the company may choose to negotiate with landlords to exit leases if rents are not reduced.  The company also plans to work with landlords to terminate the leases for the stores included in today’s closing announcement, as well as leases for a number of inactive locations that were closed previously and for the locations that are no longer being opened.

As a result of the store closures, Circuit City expects to reduce store operating, payroll and marketing expenses.  The store closures will result in a reduction of approximately 17 percent of the domestic segment workforce.  The company also expects to incur charges in fiscal 2009 associated with the above real estate actions.  The company is currently evaluating the benefits and expenses associated with these changes, which are subject to the outcome of negotiations and store closure agreements.  Presentation on the financial statements is currently being evaluated for accounting treatment.

“We deeply regret the impact today’s announcement will have on our associates, our guests and the communities where these stores are located.  We truly are grateful to each of our associates for their many contributions to the company.  We are also grateful for the loyalty and support we have received from our guests in the impacted communities.  Circuit City will continue to serve guests through 566 stores in 153 U.S. media markets, via its Web site at www.circuitcity.com and via phone at 1-800-THE-CITY (1-800-843-2489),” concluded Marcum.

Evaluating All Options
As a result of unfavorable macroeconomic conditions and the company’s deteriorating liquidity position, the company is considering all available options and alternatives for the business.  Consistent with this evaluation, the company will continue to take appropriate actions to conserve cash, reduce expenses and improve liquidity.  In addition, the company is continuing to evaluate additional near-term cost reduction initiatives that may be necessary to address its financial condition.  The company is also in negotiations with its lenders and other third parties regarding various financing alternatives.

The company plans to operate its business without interruption while it engages in discussions with its lenders and works with advisors to determine the most appropriate restructuring alternatives.  The company can make no assurance that the discussions will result in any agreements or transactions.

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About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services.  At October 31, the domestic segment operated 712 Superstores and 9 outlet stores in 165 U.S. media markets.  At September 30, the international segment operated through 770 retail stores and dealer outlets in Canada.  Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of today’s announcement on ongoing store operations, (2) the company’s ability to locate available sources of liquidity and to negotiate financing alternatives to address its liquidity needs, (3) the impact of decisions following the company’s current evaluation of all restructuring alternatives, (4) any further reductions in availability under the company’s current credit facility, (5) the willingness and ability of the company’s vendors to ship products to the company, (6) any further deterioration in the macroeconomic environment or consumer confidence, (7) the success of the company’s store liquidators, and the prices obtained, in selling inventory in the stores that the company is closing, (8) the actual cost savings achieved through the company’s various cost-saving measures, (9) the expenses incurred by the company for the store closings and other potential restructuring activities, (10) the company’s receipt of the income tax refund from the federal government, (11) the company’s success in negotiating lease terminations and reduced rents, (12)  the impact of pricing and promotional activities of the company’s competitors and the company’s response to those actions, (13) the pace of commoditization of consumer electronics, (14) the impact of a significant change in the relationships or credit terms with key vendors, (15) the company’s ability to control and leverage expenses as a percentage of sales, (16) the company’s ability to generate sales and margin growth through expanded service offerings, (17) the company’s ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (18) the impact on revenue and margin of initiatives related to transforming retail processes and upgrading merchandising, point-of-sale and information systems and the costs associated with these investments, (19) the success of the company’s initiatives with respect to the upcoming holiday season, (20) regulatory and litigation matters, (21) the company’s strategic evaluation of the international segment, including the impact of changes in credit markets, (22) the company’s ability to recover its deferred tax assets through future profitability, and (23) the impact of future decisions made regarding the ongoing comprehensive review of the company’s business. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. annual report on Form 10-K for the fiscal year ended February 29, 2008, the quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2008, and in the company’s other SEC filings.  A copy of the annual report is available on the company’s investor information Web site at http://investor.circuitcity.com.

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Contact:	Bill Cimino, Director of Corporate Communications, (804) 418-8163
Jessica Clarke, Investor Relations, (804) 527-4038
Jackie Foreman, Investor Relations, (804) 527-4033